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                    B A S S,  B E R R Y  &  S I M S  P L C
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                                ATTORNEYS AT LAW

2700 FIRST AMERICAN CENTER                       1700 RIVERVIEW TOWER
NASHVILLE, TENNESSEE 37238-2700                  POST OFFICE BOX 1509
TELEPHONE (615) 742-6200                         KNOXVILLE, TENNESSEE 37901-1509
TELECOPIER (615) 742-6293                        TELEPHONE (423) 521-6200
                                                 TELECOPIER (423) 521-6234

                               September 23, 1997

American Retirement Corporation
111 Westwood Place, Suite 402
Brentwood, Tennessee 37027

         Re: Registration Statement on Form S-1

Ladies and Gentlemen:

          We have acted as your counsel in connection with your preparation of a Registration Statement on Form S-1 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission covering $23,000,000 principal amount of 5 3/4% Convertible Subordinated Debentures due 2002 (the "Debentures") of American Retirement Corporation (the "Company") to be sold by the Company to Schroder & Co. Inc., Equitable Securities Corporation and McDonald & Company Securities, Inc. (the "Underwriters") for public distribution pursuant to the Underwriting Agreement between the Company and the Underwriters incorporated by reference as an exhibit to the Registration Statement. Such $23,000,000 principal amount of Debentures includes $3,000,000 principal amount of Debentures that may be purchased by the Underwriters pursuant to the exercise of an option to cover over-allotments.

          In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

          Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Debentures to be sold by the Company, when issued and delivered in the manner and on the terms described in the Registration Statement, will be validly issued and will constitute binding obligations of the Company, subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity.

          We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Bass, Berry & Sims PLC